Exhibit 99.1
THORATEC ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION WILL OCCUR AT END OF 2006
     (PLEASANTON, CA), August 30, 2006-Thoratec Corporation (NASDAQ: THOR), a world leader in products to treat cardiovascular disease, said today that Cynthia Lucchese will be stepping down from her position as senior vice president and chief financial officer for personal reasons. Ms. Lucchese plans to remain in her current position through the end of the year and will assist the company in ensuring a smooth transition to a new chief financial officer.
     “Cindy has greatly strengthened Thoratec’s finance organization during her tenure here and I am confident that her team can meet our needs during this transition period,” said Gary F. Burbach, president and chief executive officer of Thoratec. “Cindy will be missed, however we support her decision to resume living in Indianapolis. We have initiated a search for her replacement.”
     “I have greatly appreciated the opportunity to work for such an outstanding organization. Our talented, dedicated employees, strong financial position, and exciting growth opportunities with HeartMate® II made my decision a particularly difficult one,” said Ms. Lucchese. “It is certainly with regret that changes in my personal and family situation necessitate this decision.”
     Thoratec Corporation is a world leader in therapies to address advanced stage heart failure. The company’s product line includes the Thoratec® VAD (Ventricular Assist Device and HeartMate LVAS (Left Ventricular Assist System) with more than 10,000 devices implanted in patients suffering from heart failure. Additionally, its International Technidyne Corporation (ITC) division supplies blood testing and skin incision products. Thoratec is headquartered in Pleasanton, California. For more information, visit the company’s web sites at http:///www.thoratec.com or http://www.itcmed.com.
     Many of the preceding paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the words, “expects,” “hopes,” “believes,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond Thoratec’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Forward-looking statements contained in this press release should be considered in light of those factors discussed from time to time in Thoratec’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in Thoratec’s most recent annual report on Form 10-K. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.

Contact Information:

Cynthia Lucchese	Neal Rosen
Senior Vice President,	Kalt Rosen & Co.
Chief Financial Officer	(415) 397-2686
(925) 847-8600
Corporate Headquarters
Thoratec Corporation 6035 Stoneridge Drive, Pleasanton, CA 94588 Tel 925-847-8600 Fax
925-847-8574 ww.thoratec.com

Burlington Office 23 Fourth Avenue, Burlington, MA 01803 Tel 781-272-0139 Fax 781-852-8390	Rancho Cordova Office 2945 Kilgore Road, Rancho Cordova, CA 95670 Tel 916-852-2833 Fax 916-638-3216